Exhibit 15.1

November 18, 2015
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We are aware that Cenveo, Inc. has incorporated by reference in its Registration Statements on Form S-8 (Nos. 333-26743, 333-61467, 333-74490, 333-118861, 333-153447, 333-161927, 333-176289, 333-166929, 333-178203 and 333-161925) our report dated November 18, 2015, relating to the Company’s unaudited interim condensed consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended March 28, 2015. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to November 18, 2015.
/S/ BDO USA, LLP
New York, New York